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                                                                EXHIBIT (c)(2)
                                 PRESS RELEASE

Marsden Cason
Chairman
The North Face, Inc.
510.618.2849
970.704.2401

Christopher F. Crawford
Chief Financial Officer
The North Face, Inc.
510.618.2815

John Batelli
Director, Investor Relations
The North Face, Inc.
510.618.3631

THE NORTH FACE, INC. ANNOUNCES WITHDRAWAL OF TENDER OFFER

CARBONDALE, Colorado (March 5, 1999), THE NORTH FACE, INC. (NASDAQ-TNFI) announced today that it has withdrawn its tender offer previously announced on Monday, March 1, 1999. The Company indicated that the reason for the withdrawal is that it is experiencing unexpected delays in preparing its audited financial statements for 1998, the resolution of which may also impact the Company's 1997 audited results. The Company stated that the Transaction Agreement between TNF Acquisition LLC, an affiliate of Leonard Green & Partners, L.P. and The North Face, Inc. which provides for a tender offer for all shares of the Company (other than shares held by an affiliate) at $17.00 per share in cash, remains in full force and effect.

The North Face, Inc. designs and distributes technically sophisticated outerwear, snowsports apparel, functional sportwear, tents, sleeping bags, backpacks, daypacks, accessories and rugged footwear under The North Face name. Through its subsidiaries, La Sportiva s.r.L. and La Sportiva USA, the Company designs, manufactures and distributes rock climbing shoes, mountaineering boots and other rugged footwear under the La Sportiva name. The Company sells its products primarily to select specialty retailers throughout the United States, Europe and Canada.